                                                                  Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of AirTouch Communications, Inc. on Form S-8 relating to the AirTouch Communications, Inc. Retirement Plan (File No. 33-57083), AirTouch Communications, Inc. Employee Stock Purchase Plan (File No. 33-57077), and AirTouch Communications, Inc. 1993 Long-Term Stock Incentive Plan (File No. 33-57081) of our reports dated March 13, 1995, on our audits of the consolidated financial statements and financial statement schedule of AirTouch Communications, Inc. and Subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993, and 1992, which reports are incorporated by reference in this Form 10-K.


/s/ Coopers & Lybrand L.L.P.

San Francisco, California
March 16, 1995